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                                                                    EXHIBIT 99.1

                             POWERWAVE TECHNOLOGIES
  ANNOUNCES COMPLETION OF ACQUISITION OF HP'S RF POWER AMPLIFIER BUSINESS AND
                                    FACILITY

IRVINE, Calif., October 9, 1998 Powerwave Technologies, Inc. (NASDAQ:PWAV) today announced that it has completed the previously announced acquisition of Hewlett-Packard Company's radio frequency (RF) power amplifier business and its manufacturing facility in Folsom, Calif. The acquisition closed today, October 9, 1998, and the cash price paid was approximately $57.4 million. Powerwave financed the acquisition utilizing $25 million of a new $35 million secured credit facility, with the remaining funds coming from its existing cash balances.

     This business was part of HP's Wireless Infrastructure Division and is focused on the design and manufacture of RF power amplifiers for wireless communications, including cellular, PCS and wireless local loop.

     "We are excited to begin the transition and integration phase of the acquisition and we look forward to marketing our newly expanded product portfolio of single-carrier RF power amplifiers in addition to our existing portfolio of multi-carrier RF power amplifiers," stated Bruce C. Edwards, president and chief executive officer of Powerwave Technologies. "With this acquisition, Powerwave is expanding both its product offerings and customer base."

     Powerwave purchased from HP certain assets, operations and the business related to the design, manufacture and marketing of RF power amplifiers for use in wireless communications, which include cellular, PCS, SMR, fixed wireless access, radio in the local loop and wireless local loop systems. Powerwave also is hiring approximately 35 HP employees and purchased the
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Folsom manufacturing facility. Most of the remaining HP Folsom employees will work as contractors to Powerwave during the transition period.

Company Background

     Powerwave Technologies, Inc., an ISO 9001 quality certified company, is a leading supplier of high performance RF power amplifiers for use in wireless communications networks. Powerwave designs, manufacturers and markets both single carrier and multi-carrier amplifiers, with a primary focus on multi-carrier amplifiers. Powerwave's products are utilized in both cellular and PCS base stations in both digital and analog networks. Powerwave also produces RF power amplifiers for the land mobile radio market and the wireless local loop market. Corporate headquarters are located at 2026 McGaw Avenue, Irvine, Calif. 92614. Telephone (949) 757-0530. For more information on Powerwave's high performance ultra-linear RF power amplifiers and amplifier systems, please call
(888)-PWR-WAVE  (797-9283) or visit our web site at http://www.POWERWAVE.com.